EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-143217 on Form S-3 of our reports dated September 1, 2006, relating to the consolidated financial statements and financial statement schedule of Concurrent Computer Corporation and subsidiaries (the "Company) and to management's report on the effectiveness of internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
June 13, 2007